18 December 2014

LETTER TO SHAREHOLDERS OF GREENWOOD HALL, INC. (OTCBB: ELRN)

Dear Shareholders and Friends,

It is my pleasure to share our vision for Greenwood Hall and the significant opportunity we see for our Company. As a provider of cloud-based education management solutions, we have an end-to-end solution to address one of the most critical priorities of education institutions today – the efficient management of the entire student lifecycle. We are an established participant in this emerging market with a strong, scalable operating model, a seven-year track record of generating financial and operational improvement for colleges and universities, and a clear focus on student success.

We estimate the domestic market opportunity for our services in higher education to be in excess of $8.9 billion and project it will grow to nearly $15 billion by 2019. Our market includes more than 4,700 colleges and universities. As of today, we have penetrated less than 1% of this sizeable market, which we believe creates considerable runway for growth.

Unique Value Proposition

Looking beyond market size, we believe we have a strong value proposition to help education institutions address the challenges that many are facing in today’s environment of rising expenses, declining enrollment, demands for greater accountability and expectation that students will receive quantifiable benefit from their education. Through our offerings, we can provide one of the only end-to-end solutions that span the entire student lifecycle and help solve major problems in education. Schools need a significant amount of support to combat the severity of challenges they face and our solutions make a real impact. Consider the following:

•           College enrollments are down by nearly 1 million students since 2011

•           Student loan debt exceeds $ 1.1 trillion

•           Average student graduates with $ 33,000 in debt but less than 60% actually graduate

•           The Federal Reserve of New York Estimates that 44% of recent College Graduates with a Bachelor Degree are in a position that requires a degree

•           Most public colleges and many private colleges will be unable to achieve a 3-percent annual growth rate in operating revenue (Moody’s benchmark for sustainable financing at a time of low inflation)

Our model combines strategy, experienced personnel, proven processes and robust technology to support universities and colleges at every point of student engagement including recruitment, enrollment counseling, retention and coaching, career preparation, career advising, job placement, and ongoing alumni relations. Instead of purchasing products or services, schools typically hire Greenwood Hall to help address major challenges that affect revenue. As such, the value we deliver enables us to build long-term relationships with our clients. Our solutions also benefit students seeking flexibility in accessing their education, address affordability requirements, help students accomplish their education and career goals, and generate a strong return on investment.

Proven Business Model

Since 2006, Greenwood Hall has helped colleges and universities generate in excess of $270 million in college tuition revenue by custom tailoring our solutions to each institution’s requirements and organizational structure. Our accomplishments include: generating more than 31,000 new enrollments for our school partners, reducing the cost of student services by an average of 41%, reducing student acquisition cost by as much as 36%, and providing our clients with a return on their investment of up to 55%. We have served more than 450,000 traditional and non-traditional students and handled more than 5 million student inquiries.

Prestigious Client Base

Our list of prestigious colleges and universities is growing. Our clients include major public universities, faith-based schools, community colleges, and private not-for-profit institutions. To date we have served more than 40 education clients and more than 70 individual degree programs.

Multi-Prong Strategy for Global Growth

We have a strong growth strategy in place to expand through multiple avenues. First, we are increasing our salesforce to cultivate new education clients and to target additional opportunities within our existing client base. Next, we plan to enhance our solutions through additional SaaS-technology offerings, including learning management, mobile course delivery and other technologies aimed at supporting student engagement and success. We are also positioning Greenwood Hall as a thought leader that helps school address major challenges.

We believe our offering is a key differentiator in that it is technology-agnostic and easily incorporated with our clients’ existing technology. Last month we entered into an agreement to acquire a workflow and learning management technology platform that we believe will provide us with another competitive advantage. We also see a compelling future opportunity in the K-12 education and professional education markets as well as the international markets, where we established a presence in Shanghai, China last year. With an overall global education marketplace valued at more than $4 trillion, we have taken special care to build our service platform so it can seamlessly support major education verticals around the world.

Building for the Future

In 2014, we took a number of important steps to position Greenwood Hall to better capitalize on these market opportunities. Specifically, we focused our resources on strengthening our already established infrastructure, facilitating a $9 million recapitalization. These actions are reflected in our financial results on Form 10-K for fiscal 2014. We are now well prepared for future growth with a technology-enabled platform capable of handling millions of student inquiries, state-of-the-art education service centers that leverages cloud-based technology.

To help us execute on our strategy, we have strengthened our leadership. Last month, we welcomed Tina J. Gentile as interim Chief Financial Officer. Tina has significant senior financial experience and is already proving to be a highly valuable resource to the Company. Just recently, Los Angeles Business Journal publisher and Chief Executive Officer Matt Toledo and former Simon & Schuster Chairman and Chief Executive Officer Jonathan Newcomb joined our Board, as independent directors. Matt and Jon bring extensive leadership and industry and corporate governance experience. We are delighted to partner with such highly accomplished professionals to help guide our Company to the next level.

In closing, our mission is to continue building our leadership position and reputation for achieving results to an industry in critical need of our expertise and solutions. I would like to thank our shareholders, employees, clients and many others who are helping us achieve our goals. We have come a long way already and we are even more excited about our future. Importantly, we are dedicated to growing our Company and delivering value to our shareholders, while serving the needs of our clients and their students.

With every best wish,

GREENWOOD HALL, INC.

John Hall, Ed.D.

Chief Executive Officer, Co-Founder, Chairman of the Board

Greenwood Hall, Inc.

About Greenwood Hall

Greenwood Hall is an emerging cloud-based education management solutions provider that delivers end-to-end services for the entire student lifecycle, including offerings that increase student enrollment, improve student experiences, and help schools maximize operating efficiencies. Since 2006, Greenwood Hall has developed customized turnkey solutions that combine strategy, people, proven processes and robust technology, to help schools effectively and efficiently improve student outcomes, as well as increase revenues and expand into new marketing channels, such as online learning. Greenwood Hall has served more than 40 education clients and over 70 degree programs.

For more information, visit http://www.greenwoodhall.com, follow us on Twitter

@GreenwoodHall and like us on Facebook at http://www.facebook.com/GreenwoodandHall.

Forward-looking Statements

Certain statements contained in this document, including, but not limited to, predictions and projections that may be considered forward-looking statements under securities law, involve a number of risks and uncertainties that could cause actual results to differ materially, including, but not limited to, lack of consumer acceptance and demand for the Company’s products, insufficient working capital to expand the Company’s technology and engage in product marketing, intense competition from larger and more well-established companies, and other economic, competitive and technological factors involving the Company’s operations, markets, services, products and prices.

Investor Contact

Financial Profiles, Inc.

Kristen Papke

Marissa Moran - mmoran@finprofiles.com

Tel: 310-478-2700

Media Contact

PondelWilkinson Inc.

George Medici - gmedici@pondel.com

Evan Pondel - epondel@pondel.com

Tel: 310-279-5980